UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2017

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

670 D Enterprise Drive Lewis Center, Ohio	43035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 505-6115

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 24, 2017, Midwest Energy Emissions Corp. (the “Company”) closed on the acquisition of all patents rights, including all patents and patents pending, domestic and foreign (the “Patent Rights”), relating to the Company’s core mercury control patented technology, which Patent Rights were acquired from the Energy & Environmental Research Center Foundation, a North Dakota nonprofit entity located in Grand Forks, North Dakota (“EERCF”). Since 2009, the Company and its predecessor has maintained an exclusive, worldwide license with respect to such technology related to the Patent Rights pursuant to an Exclusive Patent and Know-How License Agreement Including Transfer of Ownership, as amended, entered into with EERCF on January 15, 2009 (the “License Agreement”) under which the Company has been required to pay to EERCF monthly license maintenance fees and annual running royalties on operational systems of the Company.

In accordance with the terms of the License Agreement, the Patent Rights were acquired for the purchase price of (i) $2,500,000 in cash, and (ii) 925,000 shares of common stock of the Company, of which 628,998 shares will be issued to EERCF and 296,002 will be issued to the inventors who have been designated by EERCF, such shares to be issued within 30 days of closing.

As a result of the acquisition of the Patent Rights, no additional monthly license maintenance fees and annual running royalties shall be due and owing to EERCF following closing which fees and royalties have now been eliminated.

The Company funded the acquisition with cash on hand, including a portion of the net proceeds of its November 2016 private placement offering of common stock.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 2.01 with respect to the issuance of shares of common stock is incorporated by reference herein.

The foregoing securities are being issued in reliance upon the exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: April 27, 2017	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer

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